Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRAYBAR ELECTRIC COMPANY, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

5063

(Primary Standard Industrial Classification Code Number)

13-0794380

(I.R.S. Employer Identification Number)

34 North Meramec Avenue, St. Louis, Missouri 63105, (314) 573-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew W. Geekie, Esq.
Senior Vice President, Secretary and General Counsel
Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105
(314) 573-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copy to:
Robert J. Endicott, Esq.
Bryan Cave LLP
One Metropolitan Square, 211 North Broadway, Suite 3600
St. Louis, Missouri 63102
(314) 259-2000

January ____ 2017

(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
_______________
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
_______________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                        Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Voting Trust Interests (2)	20,000,000	$20.00	$400,000,000	$46,360

(1)	This figure inserted solely for the purpose of calculating the registration fee.

(2)	Voting Trust Interests representing shares of Common Stock, par value $1.00 per share, of Graybar Electric Company, Inc. for deposit in the 2017 Voting Trust.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTICE TO OREGON RESIDENTS:
Of the 20,000,000 Voting Trust Interests that are being offered to eligible employees and qualified retirees of the Company in this offering, an aggregate of up to 153,318 Voting Trust Interests will be offered in the State of Oregon.

	Price to the Public (1)	Underwriting Discounts and Commissions	Proceeds to the Company (1)
Per Share………………….	$20.00	None	N/A
Total……………….……...	$3,066,360	None	N/A

(1)	Voting Trust Interests offered hereby will not result in any proceeds; figure inserted solely for for the purpose of calculating the registration fee.

P R O S P E C T U S

Voting Trust Interests
Relating to 20,000,000 Shares of Common Stock,
Par Value $1.00 Per Share
Of
Graybar Electric Company, Inc.
________________

The Voting Trust Interests covered by this Prospectus are offered in connection with an invitation by R. R. Harwood, R. C. Lyons, W. P. Mansfield, D. G. Maxwell and K. M. Mazzarella, as the Voting Trustees under the voting trust (the “2017 Voting Trust”) to be established pursuant to the Voting Trust Agreement, to be fully effective as of March 3, 2017 (the “2017 Voting Trust Agreement”), to all beneficial owners of shares of Common Stock issued by Graybar Electric Company, Inc. (“Graybar” or the “Company”) to deposit their shares of Common Stock in and become beneficiaries of the 2017 Voting Trust and to receive Voting Trust Interests representing beneficial ownership of such shares as described below. As used in this Prospectus, the term “Voting Trust Interests” means the beneficial ownership of the shares of Common Stock deposited with and held by the Voting Trustees under and in accordance with the 2017 Voting Trust Agreement. A copy of the 2017 Voting Trust Agreement is attached to this Prospectus as Annex A. The Voting Trust Interests will be uncertificated interests in the 2017 Voting Trust evidenced by a book-entry system maintained or caused to be maintained by the Voting Trustees.
Owners of Voting Trust Interests will have limited voting rights with respect to the shares of Common Stock beneficially owned by them. With the exception of certain significant corporate transactions, the Voting Trustees will have complete discretion, using their best judgment, to vote on or consent to the election of directors of the Company (or the removal of any director or the filling of any vacancy on the Board) and the ratification, approval or disapproval of any other action or proposed action of the Company requiring a shareholder vote. Shares of Common Stock deposited in the 2017 Voting Trust may not be withdrawn for a period of ten years unless the 2017 Voting Trust is terminated earlier by its terms.
Holders of shares of Common Stock who elect to participate in the 2017 Voting Trust agree to deposit in the 2017 Voting Trust all shares of Common Stock owned or subsequently acquired by them during the ten-year term of the 2017 Voting Trust Agreement and otherwise to comply with the terms of the 2017 Voting Trust Agreement.
The Voting Trust Interests are subject to certain limitations on transferability and to the right of the Company to purchase them in certain circumstances. See “Summary of Certain Provisions of the 2017 Voting Trust Agreement--Restrictions on Transfer and Right of Company to Purchase Beneficially Owned Common Stock Represented by Voting Trust Interests Under Certain Circumstances.” No public market exists for the Company’s Common Stock or for the Voting Trust Interests, and no such markets are expected to develop.
You should carefully consider the Risk Factors on page 6 before electing to participate in the 2017 Voting Trust.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

________________

The date of this Prospectus is January __, 2017.

3

__________________________

•
You should only rely on the information contained in or incorporated by reference into this Prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

•
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Certain states require that the offering be made through a dealer registered in that state. The offering will be made to residents of those states through Huntleigh Securities Corporation. Huntleigh Securities Corporation provides financial advice to Graybar on a retainer basis and will not be receiving any selling commissions in connection with the offering. If you were directed to this Prospectus, or if this Prospectus was provided to you, by Huntleigh Securities Corporation, you should contact the designated representative of Huntleigh Securities Corporation named in the letter that directed you to or accompanied this Prospectus if you have questions.

•	You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only.

•	This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

- i -

SUMMARY INFORMATION ABOUT THE 2017 VOTING TRUST
This summary information highlights in question and answer format certain information about the 2017 Voting Trust. It may not contain all the information that may be important to you. You should read the entire Prospectus and the 2017 Voting Trust Agreement attached hereto as Annex A before you decide whether to participate in the 2017 Voting Trust.

Q.	What is the 2017 Voting Trust?
A.    The 2017 Voting Trust is a contract between participating shareholders, Graybar and the Voting Trustees that during its term, with the exception of certain significant corporate transactions, irrevocably separates voting power from the economic and other attributes of ownership of Common Stock and transfers that voting power to the Voting Trustees in whom the voting rights of all participants are pooled. It will expire in ten years unless it is terminated earlier by the Voting Trustees or the beneficial owners of at least 75% of the shares of Common Stock deposited in the Voting Trust. The terms and conditions of the 2017 Voting Trust Agreement are substantially the same as those contained in the 2007 voting trust agreement currently in effect, except that paper certificates representing voting trust interests will not be issued under the 2017 Voting Trust Agreement.

Q.	What is the purpose of the 2017 Voting Trust?
A.    Since 1929, when the Company became employee-owned through acquisition by its then employees of all its Common Stock from Western Electric Company, Incorporated, substantially all of the issued and outstanding shares of Common Stock have been held by voting trustees under successive voting trust agreements. The 2017 Voting Trust will permit the beneficial owners of Common Stock to continue for another ten years the practice that has provided continuity and stability of policy and management of the Company by having the participating shareholders act together in accordance with the voting trust agreement with respect to voting on matters presented to the shareholders, other than significant corporate transactions of the type referred to below. The Voting Trustees and the Graybar Board of Directors believe that this practice has served the Company and its employees well for more than 85 years and should be continued. Approaching the renewal of each voting trust arrangement, the Graybar Board of Directors has recommended to shareholders that the voting trust arrangement be continued.  This recommendation has been based on the belief that the business has been operated successfully under this arrangement for many years and that it will continue to serve the best interests of the Company and its shareholders.  The Board believes that as stewards working on behalf of the shareholders, Graybar’s Voting Trustees have sustained the Company’s strategic purpose and core values, while providing greater long-term stability for the Company and its shareholders.

Q.	Will the Voting Trustees be entitled to vote on all matters brought before the shareholders?
A.    Under the 2017 Voting Trust Agreement, the Voting Trustees are entitled in their complete discretion and using their best judgment to vote all the shares deposited in the Voting

Trust for the election of directors (or the removal of a director or the filling of a vacancy on the Board) and the ratification, approval or disapproval of any other action or proposed action of the Company requiring a shareholder vote, except that the Voting Trustees may not vote on the merger or consolidation of Graybar into or with another corporation, the sale of all or substantially all of its assets or its liquidation or dissolution without the consent of the holders of Voting Trust Interests representing at least 75% of the aggregate number of shares then deposited.

Q.	Will my economic interest in Graybar Common Stock be changed in any way if I elect to participate in the 2017 Voting Trust?
A.    No. The only difference between the Voting Trust Interests issued pursuant to the 2017 Voting Trust and shares of Common Stock deposited in the 2017 Voting Trust is the fact that holders of Voting Trust Interests will not be entitled to vote the shares of Common Stock represented thereby regarding matters as to which the Voting Trustees are granted the right to vote. The economic attributes of Common Stock ownership will not be changed. The restrictions on transfer and Graybar’s purchase option discussed below apply to the Voting Trust Interests in the same way they apply to the Common Stock. Holders of Voting Trust Interests will receive cash dividends paid on Common Stock beneficially owned by them and held by the Voting Trustees. Any Common Stock paid as a stock dividend will be deposited in the Voting Trust, and Voting Trust Interests will be issued to the beneficial owner of the Common Stock upon which the stock dividends are paid.

Q.	Will my Voting Trust Interests be subject to any limitation on transfer?
A.    Yes. All shares of Common Stock are held subject to the terms set forth in the amended Restated Certificate of Incorporation of the Company, which, among other things, provide the Company the option to purchase shares of its Common Stock at $20.00 per share, with appropriate adjustment for current dividends, in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock, or in the event of his or her death or in the event of termination of his or her employment other than by retirement on a pension (except a deferred pension). The Voting Trust Interests to be issued under the Voting Trust Agreement will be issued and held upon and subject to the same rights and obligations that apply to the underlying Common Stock.

Q.	Who are the Voting Trustees?
A.    The Voting Trustees are each directors of Graybar, have been employed by Graybar for the number of years indicated and currently hold the management positions listed below:

Name and Position	Years of Service	Business Address
K. M. Mazzarella, Director and Chairman, President and Chief Executive Officer	36	34 North Meramec Avenue St. Louis, MO 63105

R. R. Harwood, Director and Senior Vice President and Chief Financial Officer	37	34 North Meramec Avenue St. Louis, MO 63105

R. C. Lyons, Director and Regional Vice President – Eastern Region	36	34 North Meramec Avenue St. Louis, MO 63105

W. P. Mansfield, Director and Senior Vice President – Sales and Marketing	28	34 North Meramec Avenue St. Louis, MO 63105

D. G. Maxwell, Director and Regional Vice President – Western Region	31	34 North Meramec Avenue St. Louis, MO 63105

The sole occupation of each Voting Trustee is her or his employment with the Company. All communications to the Voting Trustees should be addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177.
As of September 30, 2016, each of the Voting Trustees owned Voting Trust Interests of record and beneficially as follows:

Name	Amount Owned (a)

K. M. Mazzarella	34,006
R. R. Harwood	21,386
R. C. Lyons	15,396
W. P. Mansfield	12,599
D. G. Maxwell	14,236

(a)    The number of shares of Common Stock deposited in the existing voting trust and to which the new Voting Trust Interests will relate.

Q.	How are the Voting Trustees selected?
A.    The Voting Trustees currently serve in that capacity under the existing voting trust agreement that will expire on March 15, 2017. The Board of Directors of the Company has recommended that they serve under the 2017 Voting Trust Agreement, and the individuals have consented to do so.
The 2017 Voting Trust Agreement provides that the Voting Trustees must be regular employees (as defined under Company policy to mean full-time employees who are not on unapproved leave and who are not contract employees or covered by a collective bargaining agreement) of the Company. A Voting Trustee who ceases to be a regular employee for any reason will automatically cease to be a Voting Trustee. Voting Trustees may be removed by the holders of Voting Trust Interests representing at least 66⅔% of the number of shares of Common Stock deposited in the 2017 Voting Trust. Vacancies in the office of Voting Trustee will be filled by a majority of the remaining Voting Trustees unless there are less than three Voting Trustees in office, in which event the vacancies will be filled by the directors of Graybar. No Voting Trustee removed by Participating Shareholders may be reappointed without the approval of holders of at least 66 2/3% of the shares deposited in the Voting Trust.

Q.	How do I elect to participate in the 2017 Voting Trust?
A.    If you wish to participate in the voting trust arrangement pursuant to the 2017 Voting Trust Agreement, complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/ before 5:00 p.m., Central Standard Time on March 3, 2017. You may also subscribe by telephone. Alternatively, you may sign the Power of Attorney that was sent to you with this Prospectus and return it to D. R. Sheff and K. M. Lewey, as attorneys-in-fact, at P.O. Box 7231, St. Louis, Missouri 63177 in the envelope provided. The Power of Attorney authorizes your attorneys-in-fact to sign and deliver the 2017 Voting Trust Agreement on your behalf and to transfer any shares of Common Stock that are beneficially owned by you to the Voting Trustees under the 2017 Voting Trust Agreement. If you are not a participant in the existing voting trust but elect to participate in the 2017 Voting Trust, you will be required to deliver any certificates representing shares of Common Stock registered in your name to the Voting Trustees for deposit in the 2017 Voting Trust.

Q.	Can I change my mind after I sign and return the Power of Attorney?
A.    Yes, you may revoke your election or the power of attorney by written, electronic or telephonic notification to the attorneys-in-fact any time prior to the close of business on March 3, 2017. After that date, your attorneys-in-fact will sign the 2017 Voting Trust Agreement on your behalf and your Common Stock will remain in the Voting Trust until it terminates on March 1, 2027 or earlier pursuant to a majority vote of the Voting Trustees or by vote of participating shareholders holding Voting Trust Interests representing at least 75% of the Common Stock deposited with the Voting Trustees.

Q.	Will I incur any tax as a result of participating in the 2017 Voting Trust?
A.    No. There are no tax consequences associated with an election to participate in the 2017 Voting Trust.

Q.	Will I receive voting trust certificates evidencing my beneficial ownership of the Common Stock deposited in the 2017 Voting Trust?
A.    No. Consistent with the board’s declaration in March 2015 that shares of Common Stock will only be issued in certificateless book-entry form, the voting trust interests in the 2017 Voting Trust will be uncertificated and will be evidenced by a book-entry system maintained or caused to be maintained by the Voting Trustees. You will receive an annual statement confirming the number of shares of Common Stock deposited in your account.

Q.	If I elect not to participate in the 2017 Voting Trust, what will happen to Common Stock held for my account in the existing voting trust?
A.    The shares of Common Stock represented by voting trust certificates in the existing voting trust will be transferred out of the trust and registered in your name upon termination of the existing voting trust and will be uncertificated and evidenced by a book-entry system maintained or caused to be maintained by the Company.

Q.	Do Graybar’s directors and officers intend to participate in the 2017 Voting Trust?
A.    Yes. All directors and executive officers of the Company have indicated their intention to deposit their shares of Common Stock in the 2017 Voting Trust. Such persons beneficially owned an aggregate of 170,845 shares of Common Stock at September 30, 2016, representing approximately 1.0% of the issued and outstanding shares of Common Stock at that date, and have subscribed for an additional ________ shares pursuant to the 2016 offering under Graybar’s Three-Year Common Stock Purchase Plan.

Q.	Whom should I contact with questions about participation in the 2017 Voting Trust?
A.    If you did not receive this Prospectus from Huntleigh Securities Corporation and you have questions regarding participation in the 2017 Voting Trust, you should contact:
Matthew W. Geekie
Senior Vice President, Secretary and General Counsel
Graybar Electric Company, Inc.
34 North Meramec Avenue
St. Louis, Missouri 63105
Telephone: (314) 573-9222
E-mail: matthew.geekie@graybar.com
If you were directed to this Prospectus, or if this Prospectus was provided to you, by Huntleigh Securities Corporation, you should contact the designated representative of Huntleigh Securities Corporation named in the letter that directed you to or accompanied this Prospectus.

RISK FACTORS
Before electing to participate in the 2017 Voting Trust, you should carefully consider the following risk factors.
The Voting Trustees will be entitled to vote in their complete discretion the Common Stock deposited in the 2017 Voting Trust on all matters covered by the Voting Trust Agreement other than certain significant corporate transactions.
Under the 2017 Voting Trust Agreement, the Voting Trustees are entitled in their discretion and using their best judgment to vote all the shares deposited in the 2017 Voting Trust on the election of directors (or the removal of any director or the filling of any vacancy on the Board) and the ratification, approval or disapproval of any other action or proposed action of the Company requiring a shareholder vote, except that the Voting Trustees may not vote on the merger or consolidation of Graybar into or with another corporation, the sale of all or substantially all of its assets or its liquidation or dissolution without the consent of the holders of Voting Trust Interests representing at least 75% of the aggregate number of shares then deposited.
Each of the Voting Trustees is a director and member of management of the Company.
The Voting Trustees act by a majority vote of them. As Voting Trustees, they may vote to re-elect themselves as directors. As directors, they may vote to maintain their current positions in management or to promote one or more of them to a more senior position.
The fact that, as of September 30, 2016, approximately 84% of the outstanding Common Stock is held in the existing Voting Trust and voted by the Voting Trustees, the existence of the Company’s purchase option, and other provisions of the Company’s amended certificate of incorporation and New York corporate law may deter an attempted change in control.
The 2017 Voting Trust and the purchase option described below could have the effect of delaying or preventing a change in control of the Company or discouraging an attempt by a third party to acquire control of the Company by tender offer or other means. As long as a substantial number of shares of Common Stock are subject to the 2017 Voting Trust Agreement or any successor voting trust agreement, it may not be possible for a third party to gain control of the Company without the approval of a majority of the then incumbent Voting Trustees. Similarly, unless the Company waives its right to purchase Common Stock granted by the restrictions on transfer described below, which would require approval of the directors in office at the time, consummation of a third-party tender offer or other acquisition transaction may not be possible.
BUSINESS
We are a leading North American distributor of electrical and communications and data networking products, and are a provider of related supply chain management and logistics services. We primarily serve customers in the construction, and commercial, institutional and government (“CIG”), as well as the industrial and utility vertical markets, with products and services that support new construction, infrastructure updates, building renovation, facility maintenance, repair and operations (“MRO”), and original equipment manufacturers (“OEM”). We purchase all of the products we sell from others, and we neither manufacture nor contract to manufacture any products that we sell. Our business is primarily based in the United States of America (“U.S.”). We also have subsidiary operations with distribution facilities in the U.S., Canada and Puerto Rico.
We were incorporated in 1925 under the laws of the State of New York. Our active and retired employees own 100% of our stock. There is no public trading market for our common stock.
We distribute approximately one million products purchased from more than 4,600 manufacturers and suppliers. Maintaining strong relationships with our suppliers is important to our business, and we enjoy long-standing relationships with several of our suppliers (or their predecessors). However, most of our supplier agreements are customarily nonexclusive national or regional distributorships, terminable upon 30 to 90 days’ notice by either party.
We stock approximately 110,000 of the products we distribute in our warehouses, allowing us in most cases to provide customers with convenient, local access to the items they need every day. The products we distribute can be generally identified as follows:

• Distribution Equipment	• Fittings
• Building and Industrial Wire and Cable	• Data Cables and Cords
• LED and Incandescent Lighting	• Wiring Devices
• Telecommunications Product	• Fasteners
• Fluorescent Lighting	• Automation and Controls
• Communication Wire and Cable	• LED, Incandescent and Fluorescent Lamps
• Conduit and Tray	• Enclosures
• Data Connectivity	• MRO Supplies
• Electronic Equipment

We sell products and services manufactured or provided by others primarily through a network of sales offices and distribution facilities located in thirteen geographical districts throughout the U.S. We operate multiple distribution facilities in each district, each of which carries an inventory of products and operates as a wholesale distributor for the territory in which it is located. Some districts have sales offices that do not carry inventory. In addition, we have seven national distribution centers and ten regional distribution centers containing inventories of both standard and specialized products. Both the national distribution centers and regional distribution centers replenish inventories carried at our other U.S. distribution facilities and make shipments directly to customers. We also have subsidiary operations with distribution facilities located in the U.S. and Canada and a single distribution facility in Puerto Rico.

At September 30, 2016, 16,596,352 shares of Common Stock were issued and outstanding. An additional 505,514 shares of Common Stock have been acquired by us and are held in treasury as of September 30, 2016. As of September 30, 2016, approximately 84% of the issued and outstanding shares of Common Stock were held of record by R. R. Harwood, R. C. Lyons, W. P. Mansfield, D. G. Maxwell and K. M. Mazzarella, as Voting Trustees under the Voting Trust Agreement among the Voting Trustees, the Company and the shareholders of the Company who have elected to participate therein (the “Participating Shareholders”). Under the Voting Trust Agreement, Participating Shareholders have deposited their shares of Common Stock with the Voting Trustees and have been issued Voting Trust Interests representing those shares. The Voting Trust was established to permit the owners of shares of Common Stock deposited in the Voting Trust to act together concerning the management of Graybar and the voting on certain matters presented to the shareholders.
Our address and telephone number are 34 North Meramec Avenue, St. Louis, Missouri 63105 (314-573-9200). The mailing address of our principal executive offices is P.O. Box 7231, St. Louis, Missouri 63177. Graybar also maintains an internet website at www.graybar.com. Except as expressly provided herein, information on our website is not part of this Prospectus.
INFORMATION CONCERNING THE VOTING TRUSTEES
The Voting Trustees will deposit all shares of Common Stock beneficially owned by them in the 2017 Voting Trust. As of December __, 2016, each of the Voting Trustees owned beneficially for his or her account shares of Common Stock that are deposited in the existing voting trust agreement and has subscribed under the 2016 offering pursuant to Graybar’s Three-Year Common Stock Purchase Plan to purchase additional shares of Common Stock that remain to be paid for and have not yet been issued, as follows:

Name	Shares Beneficially Owned (1)	Additional Shares Subscribed For

Kathleen M. Mazzarella	34,006
Randall R. Harwood	21,386
Robert C. Lyons	15,396
William P. Mansfield	12,599
David G. Maxwell	14,236

(1)    Deposited in the existing voting trust.
The Voting Trustees, as voting trustees under the existing voting trust agreement, hold of record approximately 84% of the outstanding shares of Common Stock. No person owns voting trust certificates under the existing voting trust agreement representing more than 1% of the outstanding shares of Common Stock.

None of the Voting Trustees has received or will receive remuneration for serving in such capacity.

SUMMARY OF CERTAIN PROVISIONS OF THE 2017 VOTING TRUST AGREEMENT
The statements under this heading relating to the 2017 Voting Trust Agreement are summaries and may not contain all the information that may be important to you and are qualified in their entirety by reference to the form of 2017 Voting Trust Agreement, which is attached to this Prospectus as Annex A and incorporated herein by reference. We urge you to read the 2017 Voting Trust Agreement in its entirety because it, and not this description, will define your rights as a holder of the Voting Trust Interests thereunder.
General. The 2017 Voting Trust Agreement provides for the deposit into the Voting Trust of Common Stock or, if applicable, any voting stock of the Company or a successor corporation issued in respect of the Common Stock in connection with a recapitalization or reclassification of the Common Stock or the merger or consolidation of the Company into another corporation. Common Stock deposited in the 2017 Voting Trust will be registered in the name of the Voting Trustees in their capacities as voting trustees. Voting Trust Interests issued by the Voting Trustees will be uncertificated and evidenced by the book-entry system maintained or caused to be maintained by the Voting Trustees. You may elect to deposit shares of Common Stock into the 2017 Voting Trust at any time prior to its expiration or termination. Common Stock deposited in the 2017 Voting Trust may not be withdrawn by the beneficial owner before the expiration or earlier termination of the Voting Trust Agreement. The Voting Trustees do not have any power to sell, transfer or dispose of shares deposited with them other than to return them to Participating Shareholders in accordance with the Voting Trust Agreement.
A voting trust was originally established in 1928 as a security device in connection with the purchase of the wholesale distribution business of Western Electric Company, Incorporated. The voting trust arrangement has been continued since its inception by the adoption every ten years, as permitted by applicable law, of successive voting trust agreements by substantially all of the Company’s shareholders. Approaching the renewal of each voting trust arrangement, the Graybar Board of Directors has recommended to shareholders that the voting trust arrangement be continued.  This recommendation has been based on the belief that the business has been operated successfully under this arrangement for many years and that it will continue to serve the best interests of the Company and its shareholders.  The Board believes that as stewards working on behalf of the shareholders, Graybar’s Voting Trustees have sustained the Company’s strategic purpose and core values, while providing greater long-term stability for the Company and its shareholders.
The 2017 Voting Trust Agreement will expire March 1, 2027, unless extended or sooner terminated. The 2017 Voting Trust Agreement may be terminated at any time by a majority of the Voting Trustees or by the holders of Voting Trust Interests representing at least 75% of the Common Stock deposited. At any time within six months before the expiration of the 2017 Voting Trust Agreement, holders of Voting Trust Interests may, by agreement in writing with the Voting Trustees and the Company, extend the duration of the 2017 Voting Trust Agreement for an additional period not exceeding ten years. Any extension will be binding only upon holders of Voting Trust Interests who give their consent. (Section 6.03)

The 2017 Voting Trust Agreement may be amended or modified at any time by a majority of the Voting Trustees, the Company and the holders of Voting Trust Interests representing at least 75% of the number of shares of Common Stock deposited under the 2017 Voting Trust Agreement. Any amendment or modification could affect the rights of the then existing holders of Voting Trust Interests. (Section 6.02)
The 2017 Voting Trust Agreement is governed by the laws of New York. New York law requires that the Voting Trustees keep available for inspection by the holders of Voting Trust Interests for any purpose reasonably related to such person's interest as a Participating Shareholder, correct and complete books and records of account relating to the 2017 Voting Trust and a record of the names and addresses of the holders of Voting Trust Interests and the number of shares of Common Stock represented thereby and the dates that they acquired such shares. These books and records and a copy of the 2017 Voting Trust Agreement are available for inspection by any holder of Voting Trust Interests or shares of Common Stock at the principal executive offices of the Company located at 34 North Meramec Avenue, St. Louis, Missouri 63105. Holders of Voting Trust Interests have the same rights to inspect Graybar’s books and records under New York law as holders of Common Stock. (Section 3.01)
Voting Trustees. Voting Trustees must be regular (as defined under Company policy to mean full-time employees who are not on unapproved leave and who are not contract employees or covered by a collective bargaining agreement) employees of the Company. Any Voting Trustee who for any cause, including retirement on a pension, ceases to be a regular employee of the Company automatically ceases to be a Voting Trustee. Voting Trustees may at any time resign and may be removed by holders of Voting Trust Interests representing at least 66 2/3% of the number of shares of Common Stock deposited under the Voting Trust Agreement. (Section 5.01)
Vacancies in the office of Voting Trustee will be filled by a majority of the remaining Voting Trustees, unless there are less than three Voting Trustees in office, in which event the vacancies will be filled by the Company’s directors. No Voting Trustee who has been previously removed from office may be redesignated or elected a Voting Trustee without the approval of holders of Voting Trust Interests representing at least 66 2/3% of the Common Stock deposited under the 2017 Voting Trust Agreement. (Section 5.01)
The 2017 Voting Trust Agreement provides that the Voting Trustees will exercise their best judgment in securing the election of suitable directors and in voting on or consenting to other matters. Voting Trustees may be, and may vote for themselves as, Company directors. No person is disqualified from acting as a Voting Trustee by reason of any personal interest in the Company, and a Voting Trustee may deal with the Company as fully as if he or she were not a Voting Trustee. The Voting Trustees may execute any of the trusts or powers or perform any of the duties under the 2017 Voting Trust Agreement either directly or by or through agents or attorneys appointed by them. Any action required or permitted to be taken by the Voting Trustees may be taken by vote or written consent of a majority of the Voting Trustees. (Section 5.02)

Voting Trustees and their agents and attorneys are not liable to holders of Voting Trust Interests or the Company except for their individual willful misconduct. The Company has agreed to indemnify the Voting Trustees and their agents or attorneys for, and to hold them harmless against, any tax, loss, liability or expense incurred for any reason, except their own individual willful misconduct, arising out of or in connection with the acceptance or administration of the Voting Trust and the performance of their duties and obligations and the exercise of their rights and powers under the Voting Trust. The Voting Trustees have been informed that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable. Graybar has also agreed to pay reasonable expenses incurred by the Voting Trustees in connection with the performance of their duties and obligations under the 2017 Voting Trust Agreement.
In consideration of the agreement of the Voting Trustees to serve in that capacity for the benefit of the holders of Voting Trust Interests, the 2017 Voting Trust Agreement provides that, in the event the Company fails or is unable to provide indemnification or pay expenses, the holders of Voting Trust Interests will do so. In that event, the responsibility for indemnification will be allocated among them ratably in proportion to the Common Stock represented by their Voting Trust Interests. The obligations of the Company and the holders of Voting Trust Interests are payable from any funds or other assets held by the Voting Trustees for their respective accounts. (Sections 5.03 and 5.04)
No bond is required to be posted by the Voting Trustees with respect to their performance under the 2017 Voting Trust Agreement.
Voting. The Voting Trustees are entitled in their discretion and using their best judgment to vote on or consent to the election of directors (or the removal of any director or the filling of any vacancy on the Board) and, except as described below, the ratification, approval or disapproval of any other action or proposed action by the Company requiring a shareholder vote. The Voting Trustees, each of whom is currently a Company director, are specifically authorized to vote for themselves as directors under the terms of the 2017 Voting Trust Agreement. The Voting Trustees may not, without the consent of the holders of Voting Trust Interests representing at least 75% of the Common Stock then deposited under the 2017 Voting Trust Agreement, vote on or consent to the merger or consolidation of the Company into another corporation, the sale of all or substantially all of the Company’s assets or the Company’s liquidation and dissolution. (Sections 4.02 and 5.02)
Dividends. All dividends payable with respect to Common Stock deposited under the 2017 Voting Trust Agreement are payable to the Voting Trustees as the owners of record of these shares. The Voting Trustees will retain, under the terms of the 2017 Voting Trust Agreement, all shares of Common Stock received as a stock dividend. The Voting Trustees will make the appropriate book-entry in a Participating Shareholder’s account. The Voting Trustees will pay or cause to be paid to the holders of Voting Trust Interests an amount equal to any cash dividends received and any distribution made to holders of Common Stock other than in cash or Common Stock or as a result of recapitalization or reclassification of the Common Stock or a reorganization of the Company. (Section 4.03)

Subscription Offers and Employee Plans. Common Stock subscribed for on behalf of, or acquired by, a holder of a Voting Trust Interest pursuant to a subscription offer or employee plan or otherwise must be deposited with the Voting Trustees and will be held by them under the terms of the 2017 Voting Trust Agreement. The Voting Trustees will cause the appropriate book-entry to be made. (Sections 4.04 and 4.05)
Recapitalization or Reclassification of Common Stock. In the event of a recapitalization or reclassification of the Common Stock, the Voting Trustees will hold, under the terms of the 2017 Voting Trust Agreement, shares of voting stock issued in respect of Common Stock deposited under the Voting Trust Agreement. In this case, the appropriate book entries will be made. (Section 4.06)
Reorganization of the Company. Depending on the terms of any agreement under which the Company may be merged or consolidated into another corporation, the Voting Trustees either will hold, under the terms of the 2017 Voting Trust Agreement, any shares of voting stock of the successor corporation issued in respect of the Common Stock deposited under the Voting Trust Agreement (in which case the appropriate book entries will be made), or will distribute those shares to the holders of Voting Trust Interests ratably based on the Common Stock represented by their Voting Trust Interests. In any event, any other consideration received as a result of a reorganization will be distributed ratably to the holders of Voting Trust Interests. (Section 4.08)
Dissolution of the Company. In the event of the dissolution and liquidation of the Company, the Voting Trustees will distribute any money, securities, rights or property received by them as the record owners of Common Stock ratably to the holders of Voting Trust Interests. (Section 4.07)
Restrictions on Transfer, and Right of the Company to Purchase Voting Trust Interests Under Certain Circumstances. The 2017 Voting Trust Agreement provides that Voting Trust Interests issued under the 2017 Voting Trust Agreement are held by each holder subject to the same terms and conditions upon which Common Stock is held under the provisions of the Company’s Restated Certificate of Incorporation. It further provides that the Voting Trustees do not need to recognize any claim of a holder of a Voting Trust Interest who has obtained such interest in contravention of any of the provisions of the Company’s amended Restated Certificate of Incorporation in effect at the time. (Sections 3.01 and 4.09).
The following is a brief summary of the provisions of our amended Restated Certificate of Incorporation that place restrictions and limitations on the holding and sale, transfer, pledge or other disposition of Common Stock and is qualified by reference to Article Fourth of the amended Restated Certificate of Incorporation and Section 4.04 of the 2017 Voting Trust Agreement. These provisions also apply to the Common Stock represented by the Voting Trust Interests. We urge you to read the amended Restated Certificate of Incorporation and 2017 Voting Trust Agreement, respectively, in their entirety because the documents, and not this description, will define your rights as a holder of the Common Stock or Voting Trust Interests, as applicable.

No holder of Common Stock may sell, transfer or otherwise dispose of any shares without first offering us the option to purchase those shares within 30 days after the offer for $20.00 per share, with appropriate adjustment for regular dividends, if any, declared and paid at the end of the quarter in which the offer is made. Any attempt to sell, transfer or otherwise dispose of Voting Trust Interests will constitute an attempt to sell, transfer or otherwise dispose of the Common Stock they represent.
We also have the option to purchase for $20.00 per share, with appropriate adjustment for regular dividends, if any, the Common Stock of any record shareholder or Participating Shareholder who ceases to be an employee for any reason other than death or retirement on a pension (except a deferred pension) at any time after termination of employment until 30 days after the holder makes an offer to sell the Common Stock to us. In the event of the death of any shareholder, we have the option to purchase all or any part of his or her Common Stock owned of record or represented by Voting Trust Interests from the shareholder’s estate for $20.00 per share, with appropriate adjustment for regular dividends, if any, at any time after the expiration of one year from the date of death until 30 days after the Common Stock has been offered to us. If the shareholder’s estate offers to sell the shares to us within the one-year period, our option terminates 30 days from the offer. In the past, we have always exercised these options and we expect to continue to do so in the foreseeable future. However, we can make no assurance that we will continue to exercise our purchase option in the future.
No shareholder may hypothecate or pledge Common Stock or Voting Trust Interests, except under an agreement of hypothecation or pledge containing provisions permitting us to exercise the purchase option referred to above and to purchase the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price, and containing suitable provisions for redemption by the shareholder or payment of any balance to which the shareholder may be entitled. No shareholder may transfer or place any shares of Common Stock, or Voting Trust Interests representing shares, into a trust, except that we will, under certain circumstances, permit a transfer or placement upon receipt of a written agreement from the trustee(s) and the shareholder in a form satisfactory to us providing that the shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of Common Stock or Voting Trust Interests and recognizing our right to exercise the options referred to above and to purchase the shares, or Voting Trust Interests representing shares, if any party other than the holder or the trustee will claim or establish ownership of or interest in the shares, or Voting Trust Interests representing shares, and requiring the trustee(s) to comply with all provisions of our amended Restated Certificate of Incorporation relating to the sale, transfer or other disposition of shares.
The purchase option described above could have the effect of delaying or preventing a change of control. See “Risk Factors” on page 6.
LEGAL MATTERS
Matters of New York law relating to the validity of the Voting Trust Interests have been passed upon by Bryan Cave LLP, counsel for the Company and the Voting Trustees.

WHERE YOU CAN FIND MORE INFORMATION
The 2017 Voting Trust Agreement does not provide for the Voting Trustees to furnish reports to the holders of Voting Trust Interests. However, New York law and the 2017 Voting Trust Agreement require that the Voting Trustees keep available for inspection by the holders of Voting Trust Interests for purposes reasonably related to the Trust correct and complete books and records of account relating to the Voting Trust and a record of the names and addresses of the holders of the Voting Trust Interests and the number of shares of Graybar Common Stock represented thereby and the dates that they acquired such shares. These books and records and a copy of the Voting Trust Agreement are available for inspection by any holder of Voting Trust Interests or shares of Graybar Common Stock at the principal executive offices of the Company at 34 North Meramec Avenue, St. Louis, Missouri 63105. Holders of Voting Trust Interests have the same rights to inspect Graybar’s books and records under New York law that holders of Common Stock have.
Graybar files reports, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports (when applicable) and other filings with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. The SEC also maintains a website that contains reports, information statements and other information about issuers, including Graybar, who file electronically with the SEC. The address of that site is http//:www.sec.gov. Reports and other information filed by Graybar may also be accessed at our website, www.graybar.com, at http://www.graybar.com/company/about/sec-filings. Except as expressly provided herein, information on our website is not part of this Prospectus. Requests for hard copies of the reports and other information filed by Graybar should be directed to Matthew W. Geekie, Esq., Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com. Graybar intends to furnish copies of its Annual Report to Shareholders to holders of Voting Trust Interests as well as to shareholders of record of its Common Stock.

GRAYBAR ELECTRIC COMPANY, INC.

VOTING TRUST AGREEMENT

Dated as of March 3, 2017

INDEX

Page

PARTIES....................................................................................................................    A-1

RECITALS.................................................................................................................A-1

ARTICLE I

DEFINITIONS

ARTICLE II

PARTICIPATION

Section 2.01. Election to Participate....................................................................A-3
Section 2.02. Voting Trust Interests......................................................................A-3

ARTICLE III

VOTING TRUST INTERESTS

Section 3.01. Registration and Registration of Transfer......................................A-4
Section 3.02. Limitations.....................................................................................A-5

ARTICLE IV

CONCERNING THE PARTICIPATING SHAREHOLDERS

i

ARTICLE V

CONCERNING THE VOTING TRUSTEES

ARTICLE VI

MISCELLANEOUS

ii

THIS VOTING TRUST AGREEMENT, dated and effective as of March 3, 2017, among the owners of shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of GRAYBAR ELECTRIC COMPANY, INC., a New York corporation (the “Corporation”), who shall become parties to this Voting Trust Agreement as hereinafter provided (the “Participating Shareholders”), Randall R. Harwood, Robert C. Lyons, William P. Mansfield, David G. Maxwell and Kathleen M. Mazzarella, as voting trustees (the “Voting Trustees”), and the Corporation.

WITNESSETH:

WHEREAS, approximately 84% of the issued and outstanding shares of Common Stock of the Corporation are owned of record by the Voting Trustees, in their capacity as voting trustees under a voting trust agreement dated as of March 16, 2007, which agreement, unless extended or sooner terminated as provided therein, will terminate on March 15, 2017; and

WHEREAS, the Participating Shareholders believe it is advisable and in the best interests of the Corporation and the Participating Shareholders to enter into this Voting Trust Agreement in order to secure continuity and stability of policy and management of the Corporation by acting together with respect to the voting on or consenting to certain matters that may be acted upon by the beneficial owners of Common Stock.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Voting Trust Agreement, the following terms shall have the respective meanings specified in this Article I.

Section 1.01. “Agent” shall mean each of the individuals, and their respective successors, appointed as an Agent of the Voting Trustees pursuant to the provisions of Section 6.01 hereof.

Section 1.02. “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation as amended from time to time.

Section 1.03. “Common Stock” shall have the meaning provided therefor in the Preamble to this Agreement and may be represented by Stock Certificates or Uncertificated Shares.

Section 1.04. “Corporation” shall have the meaning provided therefor in the Preamble to this Agreement and shall include its successors.

Section 1.05. “Non-participating Shareholders” shall mean the owners of shares of Common Stock who do not become parties to this Voting Trust Agreement.

Section 1.06. “Participating Shareholders” shall mean the owners of shares of Common Stock who have become parties to this Voting Trust Agreement pursuant to the provisions of Section 2.01 or Section 2.02(b) hereof.
Section 1.07. “Register” shall have the meaning provided therefor in Section 3.03(b) hereof.

Section 1.08. “Shareholders” shall mean the Participating Shareholders and the Non-participating Shareholders.

Section 1.09. “Stock Certificates” shall mean the certificates representing shares of Common Stock, whether or not the same shall have been deposited with the Voting Trustees pursuant to this Voting Trust Agreement.

Section 1.10. “2017 Voting Trust” shall mean the trust established pursuant to the provisions of this Voting Trust Agreement.

Section 1.11. “Uncertificated Shares” shall mean shares of Common Stock that are evidenced by a book-entry system maintained or caused to be maintained by the Corporation.

Section 1.12. “Voting Trust Agreement” shall mean this Voting Trust Agreement, dated as of March 6, 2017, among the Participating Shareholders, the Voting Trustees and the Corporation, as it may hereafter be amended or modified pursuant to the provisions of Section 6.02 hereof.

Section 1.13. “Voting Trust Interests” shall mean the beneficial ownership of, and the rights, duties and obligations of a Participating Shareholder with respect to, the shares of Common Stock deposited by him or her in the 2017 Voting Trust and held therein as set forth in this Voting Trust Agreement, which shall be evidenced by a book-entry system maintained or caused to be maintained by the Voting Trustees.

Section 1.14. “Voting Trustees” shall mean the persons named in the Preamble to this Agreement as voting trustees and their survivors or survivor and their or his or her successors or successor, as voting trustees, appointed pursuant to the provisions of Section 5.01 hereof.

ARTICLE II

PARTICIPATION

Section 2.01. Election to Participate. Any Shareholder may elect to participate in the 2017 Voting Trust at any time prior to its expiration or termination by (i) executing and delivering a copy of this Voting Trust Agreement, either in person or by his or her duly authorized attorney-in-fact, and (ii) depositing or causing to be deposited with the Voting Trustees the shares of Common Stock beneficially owned by such Participating Shareholder, whether represented by Stock Certificates or Uncertificated Shares.

Section 2.02. Voting Trust Interests.

(a)     Upon receipt by the Voting Trustees of (i) a copy of this Voting Trust Agreement duly executed by a Participating Shareholder or his or her duly authorized attorney-in-fact and (ii) the shares of Common Stock beneficially owned by such Participating Shareholder, the Voting Trustees will record such Participating Shareholder’s ownership of the Voting Trust Interests in such shares of Common Stock in the Register.

(b)    Upon receipt by the Voting Trustees, on behalf of a Participating Shareholder, as the record owner of shares of Common Stock beneficially owned by such Participating Shareholder, of additional shares of Common Stock, whether as a result of a stock dividend or stock split or pursuant to directions given to the Corporation by such Participating Shareholder or his or her duly authorized attorney-in-fact concerning shares of Common Stock purchased pursuant to a subscription offer made to eligible employees of the Corporation or otherwise, the Voting Trustees will record such Participating Shareholder’s ownership of the Voting Trust Interests in such additional shares of Common Stock in the Register.

(c)    No fractional Voting Trust Interests shall be issued by the Voting Trustees. In lieu thereof, the Voting Trustees shall deliver cash received from the Corporation as appropriate.

ARTICLE III

VOTING TRUST INTERESTS

Section 3.01. Registration and Registration of Transfer.

(a)     Subject to the limitations on transfer set forth from time to time in the Certificate of Incorporation and in Article IV hereof, ownership of Voting Trust Interests may be transferred by complying with the instructions set forth in Section 3.0(b) hereof. Upon such transfer, the Voting Trustees will cause the transfer of ownership to be recorded in the Register.

(b)     The Voting Trustees shall maintain, or cause to be maintained, a book-entry system (the “Register”) in which, subject to such reasonable regulations as they may prescribe, the Voting Trustees shall register the original ownership of Voting Trust Interests and shall register the transfer of ownership of Voting Trust Interests pursuant to the provisions of this Voting Trust Agreement. The Register shall show the name and address of each Participating Shareholder, a list of the shares of Common Stock transferred to the Voting Trustees in respect of the Voting Trust Interests, the number of shares of Common Stock represented by such Voting Trust Interests, and the dates when each such Participating Shareholder became the owners thereof. A Participating Shareholder may request transfer of such ownership by sending a written instrument or instruments of transfer, in form satisfactory to the Voting Trustees, duly executed by the registered owner or by his or her duly authorized attorney-in-fact to the Voting Trustees at the executive offices of the Corporation. The Voting Trustees may appoint one or more transfer agents or registrars (who may be the Agents or other employees of the Corporation or a third-party) to maintain the Register pursuant to this Section 3.01(b).

(c)    No service charge shall be made for any registration of transfer of ownership of any Voting Trust Interest, but the Voting Trustees may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d)    Prior to receipt of a properly executed written instrument requesting transfer of Voting Trust Interests for registration of transfer on the Register, the Voting Trustees shall not be bound to recognize any equitable or other claim to or interest in any Voting Trust Interest on the part of any person other than the registered owner thereof, whether or not the Voting Trustees shall have notice of such claim or interest.

(e)    The Voting Trustees may make such rules and regulations as they deem expedient and proper concerning registration of transfer of ownership of Voting Trust Interests, and may close the Register against transfers at any time or times that the Corporation properly closes its record of shareholders against transfers of shares of Common Stock. Any record date fixed by the Corporation for the purpose of determining shareholders entitled to receive any payment or distribution shall be used by the Voting Trustees in determining Participating Shareholders entitled to receive such payment or distribution pursuant to the provisions of this Voting Trust Agreement.

(f)    To the extent required by section 621 of the Business Corporation Law of the State of New York (the “BCL”) (or any successor statute), (i) a duplicate of this Voting Trust Agreement shall be filed with the office of the Corporation, (ii) this Voting Trust Agreement and the Register shall be open at all reasonable times to the same right of inspection of Shareholders, in person or by agent or attorney, as are the records of the Corporation under section 624 of the BCL at the office of the Corporation or other place of which the Shareholders have been notified in writing and (iii) the Register may be in written form or any other form capable of being converted into written form within a reasonable time.

Section 3.02. Limitations.

(a)    As set forth below in Article IV, the sale, transfer, pledge or other disposition of the Voting Trust Interests shall be subject to the same restrictions and limitations that affect the Common Stock, including the options of the Corporation to purchase the Common Stock represented by the Voting Trust Interests, and Participating Shareholders shall receive a written statement substantially to the following effect (which statement may be appropriately modified without requiring any amendment of this Voting Trust Agreement):

RESTRICTIONS ON TRANSFER AND RIGHT OF THE COMPANY TO PURCHASE BENEFICIALLY OWNED COMMON STOCK REPRESENTED BY VOTING TRUST INTERESTS UNDER CERTAIN CIRCUMSTANCES.
The 2017 Voting Trust Agreement provides that Voting Trust Interests issued under the Voting Trust Agreement, and the Common Stock they represent, are held by each holder subject to the same terms and conditions upon which Common Stock is held under the provisions of Graybar’s amended Restated Certificate of Incorporation. It further provides that the Voting Trustees do not need to recognize any claim of a holder of a Voting Trust Interest who has obtained a Voting Trust Interest in contravention of any of the provisions of Graybar’s amended Restated Certificate of Incorporation in effect at the time.
The following is a brief summary of the provisions of the amended Restated Certificate of Incorporation of Graybar Electric Company, Inc., a corporation formed under the Business Corporation Law of the State of New York, that place restrictions and limitations on the holding and sale, transfer, pledge or other disposition of Common Stock. These provisions also apply to the Common Stock represented by Voting Trust Interests. This summary is qualified in its entirety by reference to a full statement of the designation, relative rights, preferences and limitations of the Common Stock, a copy of which will be furnished to you without charge upon request to Matthew W. Geekie, Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.
No holder of Common Stock may sell, transfer or otherwise dispose of any shares without first offering Graybar the option to purchase those shares within 30 days after the offer for $20.00 per share, with appropriate adjustment for regular dividends, if any, declared and paid at the end of the quarter in which the offer is made.
Graybar also has the option to purchase for $20.00 per share, adjusted for dividends, the Common Stock of any shareholder who ceases to be an employee for any reason other than death or retirement on a pension (except a deferred pension) at any time after termination of employment until 30 days after the holder makes an offer to sell the Common Stock to it. In the event of the death of any shareholder, Graybar has the option to purchase all or any part of the Common Stock from the estate for $20.00 per share, adjusted for dividends, at any time after the expiration of one year from the date of death until 30 days after the Common Stock has been offered to Graybar. If the estate offers to sell the shares to Graybar within the one-year period, the option terminates 30 days from the offer. In the past, Graybar has always exercised these options and it expects to continue to do so for the foreseeable future.
No shareholder may hypothecate or pledge Common Stock, except under an agreement of hypothecation or pledge containing provisions permitting Graybar to exercise the purchase options referred to above and to cancel the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price, with suitable provisions for such cancellation by the shareholder or payment of any balance to which the shareholder may be entitled. No shareholder may transfer or place any shares of Common Stock into a trust, except that Graybar will, under certain circumstances, permit a transfer or placement upon receipt of a written agreement from the trustees and the shareholder in form satisfactory to Graybar providing that the shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of Common Stock and permitting Graybar to exercise the options referred to above and to purchase the shares if any party other than the holder or the trustee shall claim or establish ownership of or interest in the shares and requiring the trustees to comply with all provisions of Graybar’s Restated Certificate of Incorporation, as amended from time to time, relating to the sale, transfer or other disposition of shares.

(b)    Voting Trust Interests may not be exchanged for shares of Common Stock (or in lieu thereof as provided in this Voting Trust Agreement, such number of shares of voting stock of the Corporation or any successor corporation or such other property as the registered owner of these Voting Trust Interests may be entitled to receive as the result of any recapitalization or reclassification of the Common Stock or any merger of consolidation of the Corporation into another corporation), and no such shares shall be returned to the beneficial owner thereof, prior to the termination of this 2017 Voting Trust in accordance with the terms and conditions of this Voting Trust Agreement.

ARTICLE IV

CONCERNING THE PARTICIPATING SHAREHOLDERS

Section 4.01. Rights of Participating Shareholders. Except as provided in this Voting Trust Agreement, the Participating Shareholders shall have all the rights, powers and privileges of the Non-participating Shareholders, and shall be subject to and bound by the provisions of the Certificate of Incorporation to the same extent as the Non-participating Shareholders, with the same effect as if such Participating Shareholders were the record owners of the shares of Common Stock represented by their Voting Trust Interests; and the Corporation shall have the same rights with respect to the registered owners of Voting Trust Interests as are set forth in the Certificate of Incorporation with respect to the record owners of shares of Common Stock.

Section 4.02. Voting.

(a)    During the term of this Voting Trust Agreement, the Participating Shareholders shall have no right, except as provided in Section 4.02(b) hereof, to vote on or consent to the election of directors of the Corporation (or the removal of any director or the filling of any vacancy on the Board) or the ratification, approval or disapproval of any action or proposed action of the Corporation; and all such right shall be vested in, and may in their discretion be exercised by, the Voting Trustees.

(b)    Notwithstanding the provisions of Section 4.02(a) hereof, the Voting Trustees shall have no right to vote on or consent to the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its dissolution and liquidation, unless Participating Shareholders with registered ownership of Voting Trust Interests representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement shall have consented thereto in writing or at a meeting of such Participating Shareholders duly called for such purpose pursuant to the provisions of Section 4.11 hereof.

Section 4.03. Dividends.

(a)    All dividends paid in respect of shares of Common Stock deposited with the Voting Trustees shall be paid to the Voting Trustees as the owners of record of the Common Stock represented by the Voting Trust Interests.

(b)    The Voting Trustees will (i) pay or cause to be paid to the registered owners of Voting

Trust Interests amounts equal to any cash dividends paid to the Voting Trustees on shares of Common Stock deposited with the Voting Trustees hereunder on their behalf or (ii) from time to time deliver to the Corporation assignments and orders for payment of all such cash dividends to such Participating Shareholders.

(c)    If any dividend in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid in Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, the shares of Common Stock that are received by them on account of such dividend; and the Voting Trustees shall record the ownership of Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

(d)    If any dividend or other distribution in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid other than in cash or Common Stock, the Voting Trustees shall distribute or cause to be distributed the same among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests.

Section 4.04. Subscription Offers. If the Corporation shall offer to Shareholders the right to subscribe for shares of Common Stock, the Voting Trustees shall mail notice of such offer to the Participating Shareholders. Each Participating Shareholder who determines to subscribe for additional shares of Common Stock shall request the Voting Trustees to subscribe for such additional shares on his or her behalf. The Voting Trustees, upon timely receipt from any Participating Shareholder of such a request and the money required to pay for the shares of Common Stock subscribed for, will make such subscription and payment. Upon receipt of the shares of Common Stock so subscribed for, the Voting Trustees will record ownership of such additional Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

Section 4.05. Employee Plans.

(a)    If any Participating Shareholder, pursuant to the terms of any employee plan (including any Common Stock Purchase Plan of the Corporation, stock option plan or otherwise), shall acquire additional shares of Common Stock, such Participating Shareholder, in consideration of the mutual covenants of all Participating Shareholders, shall direct the Corporation to deposit such additional shares of Common Stock with the Voting Trustees.

(b)    The Voting Trustees, upon receipt of the additional shares of Common Stock pursuant to the provisions of Section 4.05(a) hereof, will record ownership of such additional Voting Trust Interests pursuant to the provisions of Section 2.02(b) hereof.

Section 4.06. Recapitalization or Reclassification of Common Stock. In the event of a recapitalization of the Corporation or reclassification of the Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, shares of voting stock of the Corporation issued in respect of the Common Stock. Voting Trust Interests outstanding under this Voting Trust Agreement at the time of such recapitalization or reclassification shall remain outstanding. The term “Common Stock” as used herein shall include the voting stock received on account of such recapitalization or reclassification in respect of the Common Stock.

Section 4.07. Dissolution of the Corporation. In the event of the dissolution and liquidation of the Corporation, whether voluntary or involuntary, the Voting Trustees as the owners of record shall receive the money, securities, rights or property to which the beneficial owners of Common Stock are entitled in respect of the shares of Common Stock deposited under this Voting Trust Agreement and shall distribute or cause to be distributed the same among the registered owners of the Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests.

Section 4.08. Reorganization of the Corporation. In the event the Corporation is merged or consolidated into another corporation, the Voting Trustees shall, depending on the terms of the agreement authorizing such transaction, either (i) receive and hold under the terms of this Voting Trust Agreement any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of the shares of Common Stock deposited under this Voting Trust Agreement (in which case Voting Trust Interests issued and outstanding under this Voting Trust Agreement at the time of such merger or consolidation shall remain outstanding and the terms “Common Stock” and “Corporation” as used herein shall include any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of shares of Common Stock of the Corporation and such successor corporation, respectively) and distribute or cause to be distributed any money, other securities, rights or property so received among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests, or (ii) distribute or cause to be distributed such voting stock, together with any money, other securities, rights or property so received, among the registered owners of Voting Trust Interests ratably in accordance with the number of shares of Common Stock represented by their respective ownership of Voting Trust Interests.

Section 4.09. Restrictions on Transfer. With respect to the sale, transfer, pledge or other disposition of ownership of Voting Trust Interests, the ownership of Voting Trust Interests shall be deemed to be, and shall be treated in all respects as if it is, ownership of shares of the Common Stock beneficially owned by the Participating Shareholder represented by such Voting Trust Interests; and the Participating Shareholders, the Voting Trustees, the Corporation and all other persons shall be bound by and subject to the provisions of the Certificate of Incorporation with respect to the sale, transfer, pledge, or other disposition of ownership of Voting Trust Interests or any right or interest therein in all respects as if the ownership of Voting Trust Interests was ownership of shares of Common Stock.

Section 4.10. Return of Common Stock.

(a)    Upon termination of the 2017 Voting Trust as provided in Section 6.03 hereof, the Voting Trustees will mail notice of such termination to the Participating Shareholders. From the date of termination specified in such notice, each owner of Voting Trust Interests shall have no rights under this Voting Trust Agreement other than the right to receive Uncertificated Shares representing the number of shares of Common Stock deposited with the Voting Trustees hereunder on his or her behalf. Anything in the foregoing to the contrary notwithstanding, any Participating

Shareholder may authorize and direct the Voting Trustees to transfer the shares of Common Stock deposited with the Voting Trustees hereunder for his or her account to the voting trustees of a new voting trust established as a successor to the 2017 Voting Trust, in which case such Participating Shareholder shall have no further rights under this Voting Trust Agreement.

(b)    Shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement that are not delivered to Participating Shareholders pursuant to the provisions of Section 4.10(a) hereof within 60 days from the termination of the 2017 Voting Trust shall be deposited with the Corporation and any Participating Shareholder entitled to receive shares of Common Stock in return for Voting Trust Interests shall thereafter look only to the Corporation for distribution thereof, and all liability of the Voting Trustees with respect thereto shall thereupon cease.

Section 4.11. Meetings of Participating Shareholders.

(a)    A meeting of Participating Shareholders may be called at any time and from time to time for any of the following purposes:

(i)to consent to the amendment of this Voting Trust Agreement pursuant to the provisions of Section 6.02 hereof, or to the termination or extension of the 2017 Voting Trust pursuant to the provisions of Section 6.03 hereof;

(ii)to consider authorizing the Voting Trustees to vote on the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets, or its liquidation and dissolution as provided in Section 4.02(b); and

(iii)to remove any one or more of the Voting Trustees pursuant to Section 5.01(d) hereof.

(b)    A meeting of the Participating Shareholders may be called by one or more of the Voting Trustees or by the registered owners of Voting Trust Interests constituting beneficial ownership of at least 25% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

(c)    Meetings of the Participating Shareholders shall be held at the executive offices of the Corporation or at such other place designated in the notice of such meeting. Notice of every such meeting, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed by the Voting Trustees, not less than 20 nor more than 60 days prior to the date fixed for the meeting, to the Participating Shareholders at their addresses as shown on the Register. Participating Shareholders may vote by proxy at any such meeting.

(d)    Any action permitted to be taken at a meeting of Participating Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, shall be signed by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of the minimum number of shares of Common Stock necessary to approve such action under the provisions of this Voting Trust Agreement.

ARTICLE V

CONCERNING THE VOTING TRUSTEES

Section 5.01. Appointment and Qualification; Vacancies.

(a)    Each of Randall R. Harwood, Robert C. Lyons, William P. Mansfield, David G. Maxwell and Kathleen M. Mazzarella is hereby named and appointed a Voting Trustee of the 2017 Voting Trust, to hold such office until his resignation or earlier disqualification, removal from office or death.

(b)    No person shall be qualified to be named and appointed a Voting Trustee, and no person shall continue to hold his or her appointment as a Voting Trustee, unless such person is a regular employee of the Corporation. Any Voting Trustee who shall at any time cease to be a regular employee of the Corporation (as determined in accordance with Corporation policy from time to time) for any cause, including retirement, shall thereupon cease to be a Voting Trustee without any action being taken hereunder.

(c)    Any Voting Trustee may at any time resign by giving written notice to the other Voting Trustees and to the Corporation.

(d)    The Participating Shareholders may at any time remove any Voting Trustee from office by vote at a meeting by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement and by delivering notice thereof to the other Voting Trustees and the Corporation.

(e)    Vacancies in the office of Voting Trustee occurring as a result of the resignation or earlier disqualification, removal from office or death of one or more of the Voting Trustees named in Section 5.01(a) hereof or a successor Voting Trustee appointed pursuant to the provisions of this Section 5.01(e) shall be filled by the action of a majority of the remaining Voting Trustees then in office; provided, however, that in the event that at any time there shall be less than three Voting Trustees in office, the vacancies shall be filled by the Board of Directors of the Corporation. Any Voting Trustee who has been removed by the Participating Shareholders pursuant to Section 5.01(d) hereof shall not thereafter be appointed a Voting Trustee without the vote at a meeting by Participating Shareholders holding Voting Trust Interests representing at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement. Any appointment of a successor Voting Trustee shall become effective upon acceptance by the successor Voting Trustee.

Section 5.02. Rights and Powers.

(a)    The Voting Trustees (i) shall surrender the shares of Common Stock deposited with them under this Voting Trust Agreement to the Corporation for cancellation, and (ii) shall request the Corporation to record and issue shares of Common Stock in the names of the Voting Trustees representing the aggregate number of shares of Common Stock so surrendered and canceled. The Voting Trustees thereupon, as the record owners of such Common Stock, (x) shall have and may in their discretion exercise all rights, subject to the provisions of Section 4.02(b) hereof, to vote on or consent to the election of directors of the Corporation (or the removal of any director or the filling of any vacancy on the Board) or the ratification, approval or disapproval of any action or proposed action of the Corporation and (y) shall be entitled to receive all dividends, payments and distributions in respect of the shares of Common Stock deposited hereunder, subject to the provisions of Article IV hereof.

(b)    In exercising the rights granted in clause (x) of Section 5.02(a) hereof, the Voting Trustees shall exercise their best judgment from time to time (i) in securing the election of suitable directors for the Corporation, to the end that its business and affairs properly shall be managed, and (ii) in voting on or consenting to other matters.

(c)    Any action required or permitted to be taken by the Voting Trustees may be taken with or without a meeting by the vote or written consent of a majority of the Voting Trustees.

(d)    The Voting Trustees may be, and may vote for themselves as, members of the Board of Directors of the Corporation. No person shall be disqualified from acting as a Voting Trustee by reason of any personal interest, either direct or indirect, in the Corporation and any Voting Trustee or affiliate of a Voting Trustee may deal with the Corporation as fully as though he or she were not a Voting Trustee.

Section 5.03. Limitation on Liability; Indemnification.

(a)    The Voting Trustees will exercise their best judgment in exercising the rights and powers and in performing the duties and obligations set forth in this Voting Trust Agreement. The Voting Trustees may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys (including, without limitation, Agents, transfer agents or registrars) and the Voting Trustees shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by the Voting Trustees hereunder. No Voting Trustee or agent or attorney of such Voting Trustee (including, without limitation, Agents, transfer agents and registrars) will incur any liability with respect to any action taken or omitted by him or her in good faith and believed by him or her to be authorized or within the discretion or rights or powers conferred upon the Voting Trustees or such agents or attorneys by this Voting Trust Agreement. The Voting Trustees and their agents and attorneys (including, without limitation, Agents, transfer agents and registrars) shall not be liable to the Participating Shareholders or the Corporation except for their individual willful misconduct.

(b)    No provisions of this Voting Trust Agreement shall be construed to relieve any Voting Trustee or any such agent or attorney of such Voting Trustee from liability for his or her own willful misconduct. No Voting Trustee shall be liable with respect to misconduct or negligence of any other Voting Trustee. The duties and obligations of the Voting Trustees shall be determined solely by the express provisions of this Voting Trust Agreement and no Voting Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Voting Trust

Agreement, and no implied covenants or obligations shall be read into this Voting Trust Agreement against the Voting Trustees.

(c)    The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold such Voting Trustee harmless against, any tax, loss, liability or expense incurred for any reason other than his or her own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 2017 Voting Trust and the performance of his or her duties and obligations hereunder and the exercise of his or her rights and powers hereunder, including the costs and expenses of defending against any claim of liability. The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify each of the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

(d)    The Voting Trustees may consult with counsel, who may be counsel to the Corporation, and the written advice or opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Voting Trustees hereunder in good faith and in reliance thereon.

(e)    The Voting Trustees may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper believed to be genuine and to have been signed or presented by the proper party or parties.

Section 5.04. Compensation and Expenses.

(a)    The Voting Trustees shall not be entitled to receive any compensation for their services as Voting Trustees hereunder.

(b)    The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever, the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to pay or reimburse the Voting Trustees upon request for all reasonable expenses, disbursements or advances incurred or made by the Voting Trustees in accordance with any of the provisions of this Voting Trust Agreement (including the reasonable compensation and expenses and disbursements of their counsel and any agents or attorneys (including, without limitation, Agents, transfer agents or registrars) acting for the Voting Trustees) except any such expense, disbursement or advance as may arise from the willful misconduct of the Voting Trustees. The obligations under this Section 5.04(b) of the Corporation and the Participating

Shareholders to pay or reimburse the Voting Trustees for expenses, disbursements and advances shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Appointment of Agents.

(a)    The Voting Trustees shall appoint two employees of the Corporation to serve as Agents of the Voting Trustees by delivering written notice to the Corporation to that effect. Each of such persons shall hold such office until his or her resignation or earlier disqualification, removal from office or death. The Voting Trustees may fill vacancies in the office of Agent and may in their discretion from time to time appoint one or more additional Agents by delivering written notice to the Corporation to that effect.

(b)    The Agents shall have full power and authority to perform any of the acts set forth in Article III of this Voting Trust Agreement and to exercise any power properly delegated to such Agent by one or more of the Voting Trustees in connection therewith.

(c)    No person shall be named and appointed an Agent, and no person shall continue to hold his or her appointment as an Agent, unless such person is a regular employee of the Corporation. Any Agent who shall at any time cease to be a regular employee of the Corporation for any cause, including retirement, shall thereupon cease to be an Agent without any action being taken hereunder.

(d)    Any Agent may at any time resign by giving written notice to the Voting Trustees and to the Corporation, and the Voting Trustees may at any time remove any Agent with or without cause by delivering to the Agent and the Corporation written notification to that effect.

Section 6.02. Amendment. This Voting Trust Agreement may be amended or modified at any time and from time to time by an instrument or instruments in writing executed by the Corporation and at least a majority of the Voting Trustees and consented to by Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

Section 6.03. Termination or Extension. (a) Unless sooner terminated as provided in Section 6.03(b) hereof or extended as provided in Section 6.03(c) hereof, the 2017 Voting Trust will terminate on March 1, 2027.

(a)    The 2017 Voting Trust may be terminated at any time by the affirmative vote of at least a majority of the Voting Trustees or of Participating Shareholders holding Voting Trust Interests constituting beneficial ownership of at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

(b)    Provided that the 2017 Voting Trust has not been terminated theretofore, at any time within six months prior to the termination of the 2017 Voting Trust pursuant to the provisions of Section 6.03(a) hereof or, if the 2017 Voting Trust shall have been extended pursuant to the provisions of this Section 6.03(c), then within six months prior to such extended termination date, one or more Participating Shareholders may, by agreement in writing with the Voting Trustees and the Corporation, extend the duration of the 2017 Voting Trust for an additional period not to exceed ten years. Such agreement to extend the duration of the 2017 Voting Trust shall not be binding upon any Shareholder who is not a party thereto.

Section 6.04. Notices. All notices, consents, requests, instructions and other communications provided for herein shall be in writing and shall be deemed to have been sufficiently given or served, for all purposes, if given or served:

(i)to the Participating Shareholders, at their respective addresses as shown on the Register;

(ii)to the Voting Trustees, addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105-3882, if delivered other than by mail, or P.O. Box 7231, St. Louis, Missouri 63177-1231, if by mail; and

(iii)to the Corporation, addressed to Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105-3882, if delivered other than by mail, or P.O. Box 7231, St. Louis, Missouri 63177-1231, if by mail;

or at such other address as shall be furnished by any party hereto to the other parties in such manner.

Section 6.05. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 6.06. Counterparts. This Voting Trust Agreement, and any document or instrument executed and delivered pursuant to the provisions of this Voting Trust Agreement may be executed by each Participating Shareholder, the Voting Trustees and the Corporation in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same instrument.

Section 6.07. Governing Law. This Voting Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.08. Severability. Any provision of this Voting Trust Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.09. Headings; Table of Contents. The headings and the table of contents in this Voting Trust Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

_______________________
Randall R. Harwood

___________________________                                        Robert C. Lyons

___________________________                                        William P. Mansfield

____________________________                                        David G. Maxwell

____________________________
Kathleen M. Mazzarella

GRAYBAR ELECTRIC COMPANY, INC.

By:    ___________________________
Kathleen M. Mazzarella
Chairman, President and CEO

PARTICIPATING SHAREHOLDERS

By:______________________                            Dale R. Sheff
As Attorney-in-Fact for each of the
individuals named on Schedule A annexed hereto

Schedule A

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$42,883
Printing fees and communication expenses	50,000	*
Legal fees and expenses	40,000	*
Blue Sky fees and expenses	35,000	*
Accounting fees and expenses	30,000	*
Miscellaneous	27,117	*
	$225,000
________________
* Estimated.
Item 14.    Indemnification of Directors and Officers.
Sections 721 through 726 of the New York Business Corporation Law provide as follows:
§ 721.    NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.
§ 722.    AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.
(a)    A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
(b)    The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.
(c)    A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
(d)    For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
§ 723.    PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.
(a)    A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.
(b)    Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:
(1)    By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,
(2)    If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;
(A)    By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or
(B)    By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.
(c)    Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.
§ 724.    INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.
(a)    Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:
(1)    In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or
(2)    To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.
(b)    The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.
(c)    Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys’ fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.
§ 725.    OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.
(a)    All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.
(b)    No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:
(1)    That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;
(2)    That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or
(3)    If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.
(c)    If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.
(d)    If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.
(e)    Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.
(f)    The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).
§ 726    INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.
(a)    Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:
(1)    To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and
(2)    To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and
(3)    To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.
(b)    No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:
(1)    if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or
(2)    in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c)    Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.
(d)    The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.
(e)    This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.
Article Seventh of the Company’s amended Restated Certificate of Incorporation provides:
Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the personal liability of the corporation’s directors to the corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Article VIII of the Company’s By-Laws provides:
To the full extent authorized by law, the corporation shall and hereby does indemnify any person who shall at any time be made, or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or his intestate (a) is or was (i) a director or officer of the corporation or (ii) corporate personnel other than a director or officer who served on a subcommittee of the Board of Directors of the corporation or (b) a director or officer of the corporation or corporate personnel other than a director or officer who served another corporation (including any subsidiaries of the corporation) in any capacity at the request of the corporation.
Section 5.03(c) of the Voting Trust Agreement provides:
The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold such Voting Trustee harmless against, any tax, loss, liability or expense incurred for any reason other than his or her own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 2017 Voting Trust, and the performance of his or her duties and obligations hereunder and the exercise of his rights and powers hereunder, including the costs and expenses of defending against any claim of liability. The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders as the case may be.
Effective December 1, 2015, the Company renewed the insurance covering its directors and officers, along with insurance covering the fiduciary liability of certain other employees, for claims made against them as a result of their employment with the Company. This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group), Arch Insurance Company, Beazley Insurance Company, Inc. (a Lloyd’s syndicate), and Berkley Insurance Company (a member of W. R. Berkley Group) for a total premium of $218,968 through November 30, 2016.
Item 15.    Recent Sales of Unregistered Securities.
None.
Item 16.    Exhibits and Financial Statement Schedules.
(a)

3.1
Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 13, 2013 (Commission File No. 000-00255) and incorporated herein by reference.

3.2
Bylaws of the Company, as amended through March 12, 2015, filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated March 12, 2015 (Commission File No. 000-00255) and incorporated herein by reference.

4.1	Restated Certificate of Incorporation of the Company, as amended, incorporated by reference at Exhibit 3.1 above.

4.2	Voting Trust Agreement to be dated effective as of March 3, 2017, attached as Annex A to the Prospectus constituting a part of this Registration Statement on Form S-1 (Registration No. 333-).
The Company hereby agrees to furnish to the Commission upon request a copy of each instrument omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.
5    Opinion of Bryan Cave LLP
9    Voting Trust Agreement, included at Exhibit 4.2 above.

10.1
Management Incentive Plan, filed as Exhibit 10(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (Commission File No. 000-00255) and incorporated herein by reference.*

10.2
Graybar Electric Company, Inc. Supplemental Benefit Plan, amended and restated, entered into between the Company and certain employees effective January 1, 2014, filed as Exhibit 10(ii) to the Company’s Current Report on Form 8-K dated September 12, 2013 (Commission File No. 000-00255) and incorporated herein by reference.*

10.3
Form of Deferral Agreement under Graybar Electric Company, Inc. Supplemental Benefit Plan, filed as Exhibit 10(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013 (Commission File No. 000-00255) and incorporated herein by reference.*

10.4
Second Amendment to Credit Agreement, dated as of June 6, 2014, among the Company, as parent borrower, Graybar Canada Limited, as a borrower, the lenders party thereto, Bank of America, N.A. as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer and Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer, filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (Commission File No. 000-00225) and incorporated herein by reference.

10.5
Private Shelf Agreement, dated September 22, 2014, between the Company and Prudential Investment Management, Inc., filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (Commission File No. 000-00225) and incorporated herein by reference.

10.6
Private Shelf Agreement, dated September 22, 2016, between the Company and Metropolitan Life Insurance Company and MetLife Investment Advisors, LLC, filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (Commission File No. 000-00225) and incorporated herein by reference.

21.1
Subsidiaries of the Company, included as Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (Commission File No. 000-00255) and incorporated herein by reference.

23.1	Consent of Bryan Cave LLP (contained in the opinion filed as Exhibit 5 and incorporated herein by reference)

24.1	Powers of attorney of certain directors and officers of the Company (included on page II-12 of this Registration Statement)
*Compensation arrangement

Item 17.    Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That:
(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.
(C) Provided further, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company or the Voting Trustees pursuant to the foregoing provisions, or otherwise, the Company and the Voting Trustees have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company or the Voting Trustees of expenses incurred or paid by a director, officer or controlling person of the Company or the Voting Trustees in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company or the Voting Trustees will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 10th day of November, 2016.

GRAYBAR ELECTRIC COMPANY, INC.
By: /s/ Matthew W. Geekie
Matthew W. Geekie, Senior Vice President, Secretary and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew W. Geekie, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 10, 2016.

Signature	Title
/s/ K. M. Mazzarella (K. M. Mazzarella)	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ R. R. Harwood (R. R. Harwood)	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Directors:
/s/ K. M. Mazzarella
(K. M. Mazzarella)
/s/ D. A. Bender	/s/ S. S. Clifford
(D. A. Bender)	(S. S. Clifford)
/s/ M. W. Geekie	/s/ R. R. Harwood
(M. W. Geekie)	(R. R. Harwood)
/s/ R. C. Lyons	/s/ W. P. Mansfield
(R. C. Lyons)	(W. P. Mansfield)
/s/ D. G. Maxwell	/s/ B. L. Propst
(D. G. Maxwell)	(B. L. Propst)

INDEX TO EXHIBITS

3.1
Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 13, 2013 (Commission File No. 000-00255) and incorporated herein by reference.

3.2
Bylaws of the Company, as amended through March 12, 2015, filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated March 12, 2015 (Commission File No. 000-00255) and incorporated herein by reference.

4.1	Restated Certificate of Incorporation of the Company, as amended, incorporated by reference at Exhibit 3.1 above.

4.2	Voting Trust Agreement to be dated effective as of March 3, 2017, attached as Annex A to the Prospectus constituting a part of this Registration Statement on Form S-1 (Registration No. 333- ).
The Company hereby agrees to furnish to the Commission upon request a copy of each instrument omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.
5    Opinion of Bryan Cave LLP
9    Voting Trust Agreement (included at Exhibit 4.2 above)

10.1
Management Incentive Plan, filed as Exhibit 10(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (Commission File No. 000-00255) and incorporated herein by reference.*

10.2
Graybar Electric Company, Inc. Supplemental Benefit Plan, amended and restated, entered into between the Company and certain employees effective January 1, 2014, filed as Exhibit 10(ii) to the Company’s Current Report on Form 8-K dated September 12, 2013 (Commission File No. 000-00255) and incorporated herein by reference.*

10.3
Form of Deferral Agreement under Graybar Electric Company, Inc. Supplemental Benefit Plan, filed as Exhibit 10(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013 (Commission File No. 000-00255) and incorporated herein by reference.*

10.4
Second Amendment to Credit Agreement, dated as of June 6, 2014, among the Company, as parent borrower, Graybar Canada Limited, as a borrower, the lenders party thereto, Bank of America, N.A. as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer and Bank of America, N.A., acting through its Canada branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer, filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (Commission File No. 000-00225) and incorporated herein by reference.

10.5	Private Shelf Agreement, dated September 22, 2014, between the Company and Prudential Investment Management, Inc., filed as Exhibit 10.7 to the Company’s Quarterly Report on

Form 10-Q for the quarter ended September 30, 2014 (Commission File No. 000-00225) and incorporated herein by reference.

10.6
Private Shelf Agreement, dated September 22, 2016, between the Company and Metropolitan Life Insurance Company and MetLife Investment Advisors, LLC, filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (Commission File No. 000-00225) and incorporated herein by reference.

21.1
Subsidiaries of the Company, included as Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (Commission File No. 000-00255) and incorporated herein by reference.

23.1	Consent of Bryan Cave LLP (contained in the opinion filed as Exhibit 5 and incorporated herein by reference)

24.1	Powers of attorney of certain directors and officers of the Company (included on page II-12 of this Registration Statement.)

*Compensation arrangement